April 27, 2018
AIG Life and Retirement 21650 Oxnard Street Woodland Hills, CA 91367 www.aig.com	U.S. Securities and Exchange Commission
Division of Investment Management
Manda Ghaferi Vice President and Deputy General Counsel	100 F. Street, NE Washington, DC 20549
T + 1 310 772 6545 F + 1 310 772-6569 mghaferi@aig.com	Dear Madam/Sir:

Referring to this Registration Statement on behalf of Variable Separate Account (“Separate Account”) and the Registration Statement on Form N-4/A filed April 27, 2018 (the “Registration Statements”) on behalf of the Separate Account and having examined and being familiar with the Articles of Incorporation and By-Laws of American General Life Insurance Company (“AGL”), the applicable resolutions relating to the Separate Account and other pertinent records and documents, I am of the opinion that:

	1)	AGL is a duly organized and existing stock life insurance company under the laws of the State of Texas;

	2)	The Separate Account is a duly organized and existing separate account of AGL;

	3)	Assets allocated to the Separate Account are owned by AGL and AGL is not a trustee with respect thereto. The annuity contracts provide that the portion of the assets of the Separate Account equal to the reserves and other annuity contract liabilities with respect to the Separate Account will not be chargeable with the liabilities arising out of any other business AGL may conduct. AGL reserves the right to transfer assets of the Separate Account in excess of such reserves and other liabilities to the general account of AGL.

	4)	The annuity contracts being registered by the Registration Statement will, upon sale thereof, be duly authorized and constitute validly issued and binding obligations of AGL in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am admitted to the bar in the State of California, and I do not express any opinion as to the laws of any other jurisprudence. I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Manda Ghaferi

Manda Ghaferi